Exhibit 10.21

BASED SALARIES OF NAMED EXECUTIVE OFFICERS

Executive Officer	2010 Base Salaries*
Steven L. Newman President and Chief Executive Officer	$900,000
Ricardo H. Rosa Senior Vice President and Chief Financial Officer	$450,000
Eric B. Brown Senior Vice President and General Counsel	$468,000
Arnaud A.Y. Bobillier Executive Vice President, Assets	$392,000

*Mr. Newman’s base salary is effective March 1, 2010, the remaining named executive officers’ base salaries were